Exhibit (6)(29)

Form Of
Schedule A

Trusts and Portfolios Covered by the

Master International Fixed-Income Research Agreement

Dated as of _______, 2010

Between

FIL Investment Advisors

and

Fidelity Investments Money Management, Inc.

Name of Trust	Name of Portfolio	Effective Date
Fidelity Rutland Square Trust II	Strategic Advisers Core Income Fund	__/__/10

Agreed and Accepted

as of __________, 2010

[SIGNATURE LINES OMITTED]